EXHIBIT 21

SUBSIDIARIES OF THE COMPANY

The following are all of the active subsidiaries of the Registrant and are included in its audited consolidated financial statements filed with its Annual Report on Form 10-K for the fiscal year ended December 31, 2002. Each subsidiary listed is either wholly-owned by the Registrant or by the Registrant and another of its subsidiaries listed below.

Place of
Subsidiary (Year Organized or Acquired)	Incorporation

AMS Technical Systems, Inc. (1983) Branch Office in Korea (1995) Branch Office in Israel (1997)	Delaware

AMS Management Systems Canada Inc. (1983)	Canada
American Management Systems Operations Corporation (1984)	Delaware
AMS Management Systems Australia Pty. Limited (1989)	Australia
AMS Management Systems U.K. Ltd. (1989)	England
AMS Management Systems Europe, S.A./N.V. (1990)	Belgium
AMS Management Systems Deutschland GmbH (1990)	Germany
AMS Management Systems Mexico, S.A. de C.V. (1994)	Mexico
AMSY Management Systems Netherlands B.V. (1994)	The Netherlands
Nordic Business Management Systems AB (1994)	Sweden
AMS Management Systems España, S.A. (1995)	Spain
AMS Management Systems (Switzerland) AG (1995)	Switzerland
AMS Management Systems Italia, S.p.A. (1996)	Italy
AMS Management Systems Portugal, Lda. (1997)	Portugal
AMS Management Systems France S.A. (1997)	France
AMS Management Systems Poland Sp. z o.o. (1997)	Poland
AMS Management Systems International, Inc. (1997)	Delaware
Budgeting Technologies, Inc. (1999)	Maryland
AMS Management Systems Norway AS (1999)	Norway
NACAR Tecnologias De La Informacion, S.L. (2000)	Spain
InsideOut Technologies, Inc. (2000)	Delaware
Synergy Consulting, Inc. (2000)	Delaware
AMS Management System Brasil, Ltda. (2002)	Brazil
ONEEDGE, Inc. (2002)	Delaware